UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): December 3, 2010 (December 1, 2010)

CHINA BIOLOGIC PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34566	75-2308816
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 14 East Hushan Road,
Taian City, Shandong 271000
People's Republic of China
(Address of Principal Executive Offices)

(+86) 538 -620-2306
Registrant's Telephone Number, Including Area Code

______________________________________________________
(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of President

On December 1, 2010, the Board of Directors of China Biologic Products, Inc. (the “Company”), appointed Mr. Stanley Lau to serve as the President of the Company, effective immediately. In this capacity he will be responsible for strategic planning and business development, partnership management and organization development.

Mr. Lau, age 56, was appointed to serve as the Company’s President on December 1, 2010. Mr. Lau offers over 30 years of experience in the healthcare, medical device and pharmaceutical arena, in both international and domestic markets. He brings expertise in profit and loss management, operations, sales and marketing, product development, start-ups, turnaround initiatives, profitable growth and change management. Prior to joining the Company, Mr. Lau served, from June, 2002 to March 2009, in various executive positions with Baxter Healthcare International, an international pharmaceutical company, including as General Manager of Baxter Healthcare Ltd. (Hong Kong), Baxter’s wholly-owned subsidiary, where he oversaw four joint ventures and a 500% increase in revenue in less than four years. Mr. Lau also served in various capacities with Pfizer, Inc. and with Pharmacia, Merck & Co. (“Merck”), where he established Merck’s first wholly-owned subsidiary in Taiwan. Mr. Lau holds a Bachelor of Pharmacy degree from the University of London.

Mr. Lau is not, and has not been, a participant in any transaction with the Company that requires disclosure under Item 404(a) of Regulation S-K. There is no family relationship between Mr. Lau and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

On December 1, 2010, the Company entered into the Company's form of Employment Agreement with Mr. Lau, effective as of the same date (the “Commencement Date”). Under the terms of the Employment Agreement, the Company agreed to pay Mr. Lau an annual compensation of RMB 1,300,000 (approximately $192,010), to be paid in monthly installments in arrears, at the end of each month as consideration for the services to be provided by him as President. On February 1, 2011, the two-month anniversary of the Commencement Date, Mr. Lau will also receive an option to purchase 25,000 shares of the Company’s common stock under the Company’s 2008 Equity Incentive Plan (the “Plan”), at an exercise price equal to the fair market value of the Company’s common stock on the date of the grant. The option will be evidenced by an option agreement as contemplated by the Plan, and will vest on a quarterly basis over twelve months, with the first portion vesting on May 1, 2011. The Company is obligated to review Mr. Lau at the end of each fiscal year for the next five years, and to award him an annual discretionary bonus in the form of an additional option to purchase 50,000 shares of the Company's common stock under the Plan, which option will have an exercise price equal to the fair market value of the Company’s common stock on the date, and will vest quarterly in equal portions over 12 months, with the first portion vesting on March 31, 2011. The Company is also obligated to review Mr. Lau at the end of each fiscal year for the next five years, and to award him an annual discretionary bonus in the form of 10,000 restricted shares of the Company’s common stock under the Plan, which if granted, will vest in equal portions on a quarterly basis, with the first portion vesting on March 31st of the year immediately following the year that such bonus is granted.

This brief description of the terms of the Employment Agreement is qualified by reference to the provisions of the agreement attached to this report as Exhibit 10.1.

Item 8.01  Other Events.

Findings of the Special Committee

As previously reported, on January 27, 2010, in response to allegations appearing on certain financial websites of fraud and criminal activity of certain principals and affiliates of the Company and the legitimacy of the Company’s ownership of its Chinese operating subsidiary, Shandong Taibang Biological Products Co. Ltd. (“Shandong Taibang”), the Company established a special independent committee comprised of the Company's independent directors, Mr. Sean Shao and Dr. Tong Jun Lin (who were later joined by new director Dr. Xiangmin Cui) (the "Special Committee"), to investigate the allegations with the assistance of a reputable international firm, and report its findings to the board of directors as soon as practicable. On March 1, 2010, the Special Committee retained O'Melveny & Myers LLP, an international law firm, to advise the Special Committee and to assist in the investigation of the allegations. On November 26, 2010, the Special Committee reported to the Company’s board of directors concerning the investigation. In submitting its report, the Special Committee reported that the investigation had been constrained by substantial limitations on access to relevant official records from Chinese military and governmental authorities and the availability of other relevant information in China. Subject to these limitations, below is a summary of key findings of the Special Committee:

  Allegations Regarding Seed Money – With respect to the allegations that Mr. Xiaowei Zhang, the former manager of Minfa Securities Company (“Minfa”) who is currently imprisoned in China for financial crimes including embezzlement of capital from Minfa, embezzled funds to provide the original seed capital for Taibang’s predecessor, Shandong Missile Biologic Products Co Ltd. (“Missile”), in 2002, the Special Committee could find no evidence that embezzled funds provided the seed capital for Missile. While the Special Committee found that Beijing Chen Da Technology Investment Co Ltd. (“Chen Da”), an entity owned and controlled by Minfa and a founding shareholder of Missile, had borrowed RMB 39.2 million from Minfa in connection with the establishment of Missile, from which Chen Da used RMB 19.2 million to acquire a 24% interest in Missile and loaned RMB 20 million to Dr. Zuying Du for him to acquire a 25% interest in Missile, none of the several Chinese judicial, law enforcement, and administrative authorities who examined the loan from Minfa to Chen Da during the subsequent criminal case against Xiaowei Zhang treated the loan as funds embezzled from Minfa.

  Allegations Regarding Control of Company – With respect to allegations that Mr. Xiaowei Zhang continues to exercise control over the Company and/or Shandong Taibang, the Special Committee found that, while Feiguang Zhang, the brother-in-law of Xiaowei Zhang, is currently a deputy general manager of Shandong Taibang, and Lei Zhang, the nephew of Xiaowei Zhang, currently serves on the board of directors of Shandong Taibang, it could find no evidence that any of the current shareholders, inside directors, or officers of the Company currently act at the direction of, or for the benefit of, Xiaowei Zhang.

  Allegations Regarding Du Claims – With respect to allegations that Mr. Zuying Du may bring actions challenging the validity of the Company’s ownership interest in Shandong Taibang in the future, the Special Committee reported that relevant available information obtained during its investigation, including certain records of past judicial and administrative proceedings and the personal accounts of certain relevant witnesses, tends to support the Company’s historical position in related litigation, as disclosed under the “Legal Proceedings” heading in applicable SEC filings, that Mr. Du’s claims against the Company lack merit underChinese law. The Special Committee further reported that, as of the date of its report, no administrative or judicial authority has issued any final, binding measure or order determining that the transfer of Mr. Du’s ownership interest to Chen Da was invalid under Chinese law.

  Allegations Regarding Identity of Tung Lam – With respect to the allegation that Mr. Tung Lam, the Chief Executive Officer of one of the Company's primary operating subsidiaries, Shandong Taibang, and spouse of Mrs. Siu Ling Chan, the Company's board chair, was previously known as Mr. Lin Ziping and was imprisoned for smuggling in China, the Special Committee found evidence supporting Mr. Lam's denial of the allegation, as well as conflicting evidence with respect to this claim. As a result, the Special Committee concluded that it could neither confirm nor exclude the allegation.

  Allegations Regarding Ze Qin Lin – With respect to the allegations that Mr. Ze Qin Lin, the husband of current CBPO director Ms. Lin Ling Li, is a former associate of Mr. Tung Lam and was imprisoned in China in connection with the same smuggling activities, the Special Committee found support for the allegation that Mr. Ze Qin Lin was sentenced to imprisonment in China in connection with smuggling offenses of Fuzhou Bonded Zone Western Industrial, Ltd.

Item 9.01   Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated December 1, 2010, between China Biologic Products, Inc. and Stanley Lau.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2010	CHINA BIOLOGIC PRODUCTS, INC.

By: /s/ Chao Ming Zhao
Chao Ming Zhao
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated December 1, 2010, between China Biologic Products, Inc. and Stanley Lau.